UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2011

SPX CORPORATION

(Exact Name of Registrant as specified in Charter)

Delaware	1-6948	38-1016240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (704) 752-4400

NOT APPLICABLE

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                                ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

New Senior Credit Facilities

On June 30, 2011, SPX Corporation (“SPX”) and certain of its subsidiaries (together with SPX, “we” or “us”) entered into new senior credit facilities with a syndicate of lenders that provided for committed senior secured financing in the aggregate amount of $1.8 billion, consisting of the following, each with a final maturity of June 30, 2016:

•                  A domestic revolving credit facility, available for loans and letters of credit, in an aggregate principal amount up to $300 million;

•                  A global revolving credit facility, available for loans in Euros, Sterling and other currencies, in an aggregate principal amount up to the equivalent of $300 million;

•                  A participation foreign credit instrument facility, available for performance letters of credit and guarantees, in an aggregate principal amount in various currencies up to the equivalent of $1. 1 billion; and

•                  A bilateral foreign credit instrument facility, available for performance letters of credit and guarantees, in an aggregate principal amount in various currencies up to the equivalent of $100 million.

We also may seek additional commitments to add an incremental term loan facility and/or increase the commitments in respect of the domestic revolving credit facility, the global revolving credit facility, the participation foreign credit instrument facility and/or the bilateral foreign credit instrument facility by up to an aggregate principal amount of the equivalent of $1 billion without consent from the existing lenders.

We are the borrower under all of the facilities, and certain of SPX’s foreign subsidiaries are borrowers under the foreign credit instrument facilities (and we may in the future designate other foreign subsidiaries to be borrowers under the global revolving credit facility and the foreign credit instrument facilities).

All borrowings and other extensions of credit under our new senior credit facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties.

The letters of credit under the domestic revolving credit facility are stand-by letters of credit requested by SPX on behalf of itself or any of its subsidiaries or certain joint ventures. The foreign credit instrument facility is used to issue foreign credit instruments, including bank undertakings to support our foreign operations.

The interest rates applicable to loans under our senior credit facilities are, at our option, equal to either (x) an alternate base rate (the highest of (a) the federal funds effective rate plus 0.5%, (b) the prime rate of Bank of America, N.A. and (c) the one-month LIBOR rate plus 1.0%) or (y) a reserve adjusted LIBOR rate for dollars (Eurodollar) plus, in each case, an applicable margin percentage, which varies based on our Consolidated Leverage Ratio (as defined in the credit agreement generally as the ratio of consolidated total debt (excluding the face amount of undrawn letters of credit, bank undertakings or analogous instruments and net of cash and cash equivalents in excess of $50 million) at the date of determination to consolidated adjusted EBITDA for the four fiscal quarters ended on such date). We may elect interest periods of one, two, three or six months (and, if consented to by all the relevant lenders, nine or twelve months) for Eurodollar borrowings. The fees charged and the interest rate margins applicable to Eurodollar and alternate base rate loans are (all on a per annum basis) as follows:

Consolidated Leverage Ratio	Domestic Revolving Commitment Fee	Global Revolving Commitment Fee	Letter of Credit Fee	Foreign Credit Commitment Fee	Foreign Credit Instrument Fee	LIBOR Rate Loans	ABR Loans
Greater than or equal to 3.00 to 1.0	0.40%	0.40%	2.00%	0.40%	1.25%	2.00%	1.00%
Between 2.00 to 1.0 and 3.00 to 1.0	0.35%	0.35%	1.875%	0.35%	1.125%	1.875%	0.875%
Between 1.50 to 1.0 and 2.00 to 1.0	0.30%	0.30%	1.75%	0.30%	1.00%	1.75%	0.75%
Between 1.00 to 1.0 and 1.50 to 1.0	0.275%	0.275%	1.50%	0.275%	0.875%	1.50%	0.50%
Less than 1.00 to 1.0	0.25%	0.25%	1.25%	0.25%	0.75%	1.25%	0.25%

The fees for bilateral foreign credit commitments are as specified above for foreign credit commitments unless otherwise agreed with the bilateral foreign issuing lender.  We also pay fronting fees on the outstanding amounts of letters of credit and foreign credit instruments (in the participation facility) at the rates of 0.125% per annum and 0.20% per annum, respectively.

Our new senior credit facilities require mandatory prepayments in amounts equal to the net proceeds from the sale or other disposition of, including from any casualty to, or governmental taking of, property in excess of specified values (other than in the ordinary course of business and subject to other exceptions) by SPX or its subsidiaries. Mandatory prepayments will be applied to repay amounts (or cash collateralize letters of credit) outstanding under the global revolving credit facility and the domestic revolving credit facility (without reducing the commitments thereunder). No prepayment is required generally to the extent the net proceeds are reinvested in permitted acquisitions, permitted investments or assets to be used in our business within 360 days of the receipt of such proceeds.

We may voluntarily prepay loans under our senior credit facilities, in whole or in part, without premium or penalty. Any voluntary prepayment of loans will be subject to reimbursement of the lenders’ breakage costs in the case of a prepayment of Eurodollar rate borrowings other than on the last day of the relevant interest period.

Indebtedness under our senior credit facilities is guaranteed by:

•                  Each existing and subsequently acquired or organized domestic material subsidiary with specified exceptions; and

•                  SPX with respect to the obligations of our foreign borrower subsidiaries under the global revolving credit facility, the participation foreign credit instrument facility and the bilateral foreign credit instrument facility.

Indebtedness under our senior credit facilities is secured by a first priority pledge and security interest in 100% of the capital stock of our domestic subsidiaries (with certain exceptions) held by SPX or its domestic subsidiary guarantors and 65% of the capital stock of our material first-tier foreign subsidiaries (with certain exceptions). If SPX’s corporate credit rating is “Ba2” or less (or not rated) by Moody’s and “BB” or less (or not rated) by S&P, then SPX and its domestic subsidiary guarantors are required to grant security interests, mortgages and other liens on substantially all of our and their assets. If our corporate credit rating is “Baa3” or better by Moody’s or “BBB-” or better by S&P and no defaults would exist, then all collateral security will be released and the indebtedness under our senior credit facilities will be unsecured.

Our senior credit facilities require that we maintain:

•                  A Consolidated Interest Coverage Ratio (as defined in the credit agreement generally as the ratio of consolidated adjusted EBITDA for the four fiscal quarters ended on such date to consolidated cash interest expense for such period) as of the last day of any fiscal quarter of at least 3.50 to 1.00; and

•                  A Consolidated Leverage Ratio as of the last day of any fiscal quarter of not more than 3.25 to 1.00 (or 3.50 to 1.00 for the four fiscal quarters after certain permitted acquisitions by us).

Our senior credit facilities also contain covenants that, among other things, restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees or advances, make restricted junior payments, including dividends, redemptions of capital stock and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. Our senior credit facilities contain customary representations, warranties, affirmative covenants and events of default.

We are permitted under our senior credit facilities to repurchase our capital stock and pay cash dividends in an unlimited amount if our Consolidated Leverage Ratio is (after giving pro forma effect to such payments) less than 2.50 to 1.00. If our Consolidated Leverage Ratio is (after giving pro forma effect to such payments) greater than or equal to 2.50 to 1.00, the aggregate amount of such repurchases and dividend declarations cannot exceed (A) $100 million in any fiscal year plus (B) an additional amount for all such repurchases and dividend declarations made after June 30, 2011 equal to the sum of (i) $300 million and (ii) a positive amount equal to 50% of cumulative Consolidated Net Income (as defined in the credit agreement generally as consolidated net income subject to certain adjustments solely for the purposes of determining this basket) during the period from July 1, 2011 to the end of the most recent fiscal quarter preceding the date of such repurchase or dividend declaration for which financial statements have been (or were required to be) delivered (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit).

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On June 30, 2011, we terminated our Credit Agreement, dated as of September 21, 2007 as amended (the “Existing Facilities”), among SPX Corporation, the foreign subsidiary borrowers party thereto, and the agents and lenders party thereto.   The Existing Facilities were scheduled to expire in September 2012.  We terminated the Existing Facilities as a condition to closing the new senior credit facilities.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information disclosed above under Items 1.01 and 1.02 is incorporated herein by reference.

Certain statements in this document, including any statements as to availability under credit facilities, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this document. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of June 30, 2011, among SPX Corporation, the Foreign Subsidiary Borrowers party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION

Date: July 5, 2011	By:	/s/ Patrick J. O’Leary
Patrick J. O’Leary
Executive Vice President Finance, and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement, dated as of June 30, 2011, among SPX Corporation, the Foreign Subsidiary Borrowers party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank AG Deutschlandgeschäft Branch, as Foreign Trade Facility Agent, and the lenders party thereto.